Exhibit 10.10
Panera Bread Company and its Affiliates
Standards of Business Conduct

Panera Bread Company and its Affiliates
Standards of Business Conduct
Dear Fellow Associate:
Panera Bread Company and its affiliates (collectively referred to as “Panera,” “Panera Bread Company,” “the Company,” “we,” “us,” or “ours”) are a leader in the emerging specialty bread/cafe category due to their unique bread combined with a quick, casual dining experience. From the beginning, we have recognized you, our associates, are critical to our continued success. The Company’s reputation for the finest specialty bread and cafe experience, superior customer service, and the highest integrity is the result of our collective efforts. We are all caretakers of the Company’s reputation. How we conduct our business and how we treat others will continue to determine how the public views us.
As Panera Bread Company grows, each of us is personally responsible to support the Company’s core values and guiding principles. We have issued these Standards of Business Conduct (or “Standards”) to restate Panera Bread Company’s longstanding commitment to follow the law and to act ethically. The Company believes all business conduct must adhere strictly to the highest standards of integrity and propriety. All Panera associates are required to comply with the laws, rules, and regulations that apply to Panera’s business. We and the Board of Directors expect all Panera employees, officers, and Board members (whom we refer to collectively in these Standards as “associates”), to use sound business judgment, to adhere to the highest ethical and moral standards, and to avoid conflicts of interest.
Every associate is expected to adhere to these standards. All associates have a personal responsibility to comply with the Company’s policies, ask questions if they have doubts about the ethical or legal implications of any situation or proposed course of action, and report any concerns they may have about any business practice that may violate the law or the Company’s policies.
Any associate
➢	Who observes or knows of violations of the Company’s policies,

➢	Has a question about the legality of an action, or

➢	Has a question as to whether an existing or potential conflict of interest exists, should discuss the matter with Mark Hood at 314-633-7255 or Neal Yanofsky at 314-633-7364 or contact the Ethics Hotline at 1-888-840-4151. No associate will suffer reprimand or retaliation in any form for reporting concerns in good faith.
We ask each associate to comply with the Company’s policies and to follow the highest standards of business integrity.

Ronald M. Shaich	Neal J. Yanofsky
Chairman and Chief Executive Officer	Executive Vice President,
Chief Administrative Officer

Mark E. Hood
Senior Vice President, Chief Financial Officer

Panera Bread Company and its Affiliates
Standards of Business Conduct

Panera Bread Company and its Affiliates
Standards of Business Conduct
WHY WE HAVE STANDARDS OF BUSINESS CONDUCT
Panera Bread Company’s reputation for integrity flows from our steadfast commitment to the Company’s core values and guiding principles — values and principles which require compliance with the law and these Standards. The Company depends on its associates to follow the law and make the right decisions. The Company’s Standards provide practical overviews of some of the legal and ethical standards we all must follow on a daily basis. The Audit Committee is responsible for maintaining, implementing, and enforcing these Standards.
We Value Your Input
Please review these Standards carefully. If there is anything in these Standards you do not understand or if you think something important is not covered, please let Mark Hood or Neal Yanofsky know.
Asking For Guidance and Voicing Concerns
The Company recognizes no single document, including these Standards, can give you an answer for every situation or dilemma that you may face. However, the Standards do point you to additional resources that may be useful. If your own judgment and the Standards do not provide the answer, please contact Mark Hood or Neal Yanofsky.
As another avenue to assist you, Panera Bread Company has established a toll-free Ethics Hotline, which you may use to ask questions or report concerns, without giving your name if you prefer. If you have a concern, you may call the Ethics Hotline 24 hours a day, 7 days a week at 1-888-840-4151. Your concern will be taken seriously.
If you are uncertain about something you intend to do while conducting Panera Bread Company business, you should seek advice before acting. We are also counting on you to let us know if you see or learn something that suggests the Standards or the law have been violated.
No one will be reprimanded or retaliated against for raising a question or voicing a concern in good faith.

Panera Bread Company and its Affiliates
Standards of Business Conduct
CONFLICT OF INTEREST POLICY
Any direct or indirect conflict of interest between an associate and the Company is prohibited, unless specifically consented to by the Company, in advance. The Board of Directors must consent to any conflict of interest or waiver of these Standards involving any officer or director. Other employees may seek consent from Mark Hood or Neal Yanofsky.
An associate has a conflict of interest if, in the course of employment or Board service, the associate’s judgment and discretion is or may be influenced by considerations of personal gain or benefit, or gain or benefit to a third party. All business decisions for Panera should reflect the independent judgment and discretion of Panera’s associates, uninfluenced by any considerations other than what is honestly believed to be in the best interest of the Company and its stockholders. The divided loyalty that is present when an associate has a conflict of interest could potentially lead to serious problems for the associate and for Panera.
Panera respects the privacy of its associates and their rights to conduct their personal affairs without interference. However, if an associate’s personal affairs create a conflict of interest, a potential conflict of interest, or the appearance of a conflict of interest, Panera must insist on a full and timely disclosure of the facts. In many cases such a disclosure will permit Panera and the associate to avoid any problems. If the facts are disclosed and if there is no illegal or unethical conduct involved, the Company could consent to the proposed activity even though a technical or nominal conflict of interest may exist.
It is not possible to formulate in advance an all-inclusive set of guidelines regarding potential conflicts of interest. The illustrations below provide guidelines for certain types of situations. Specific questions regarding situations not clearly covered by this policy will be answered on a case-by-case basis as they arise.
Illustrations of Potential Conflicts of Interest
Relationships with Suppliers, Customers, or Competitors
An associate should not own a substantial stock or other financial interest in or participate in the business of, or serve as a director, employee, or consultant to:
➢	Anyone having or seeking business with the Company, including actual or potential resources, or

➢	A competitor of the Company.
The question of what constitutes a “substantial” stock or other financial interest will depend on the particular facts and circumstances in any given case. For example, an associate should not purchase stock on terms that are not generally available to the public from anyone having or seeking business with the Company or with a competitor of the Company.

Panera Bread Company and its Affiliates
Standards of Business Conduct
Indirect Interest and Relationships
A conflict of interest may arise because of the business activities of an associate’s close relatives. An associate may have a potential conflict of interest when a close relative has a significant interest in a transaction or a significant relationship with a competitor or resource. Such an associate should not make or influence any decision of the Company that could directly or indirectly benefit his or her close relative and, in order to protect the associate and the Company from the appearance of a conflict of interest, he or she should make appropriate disclosures to the Company.
Gifts, Loans and Entertainment
An associate should not knowingly:
➢	Accept gifts, including cash, merchandise, trips, or other valuable items, from a competitor or from anyone having or seeking business with the Company, other than non-cash gifts of nominal value.

➢	Accept loans from any persons or entities having or seeking business with the Company (a loan from a financial institution at market interest rates prevailing at the time of borrowing is, however, permissible), or

➢	Purchase a significant amount for resale from the Company or the Company’s vendors.
Participating in business-related functions, including the acceptance of meals with a supplier, customer, or competitor on occasion, is a normal and permissible business practice. However, each associate should exercise care to insure such functions are appropriate and that their value and frequency are not excessive under the circumstances.
Outside Business Activities
Active participation on a part-time or freelance basis in any outside business, whether or not such a business is a resource, competitor or non-retail customer, would also be a conflict if:
➢	The associate’s participation in that business interferes with his or her ability to devote proper time and attention to his or her employment by the Company, or

➢	It constitutes a drain away from the Company of his or her talents and creative energy.

Panera Bread Company and its Affiliates
Standards of Business Conduct
Nonbusiness Activities
Participation in the activities of a trade association, professional society, charitable institution or governmental institution on a non-compensated basis or holding a part-time public office (with or without compensation) will not generally create a conflict in violation of this policy. However, if such participation involves a substantial commitment of time, or if it involves an organization that conducts business with the Company, Mark Hood or Neal Yanofsky should be consulted.
Personal Use of Corporate Property or Corporate Information
An associate should not:
➢	Use or divert any corporate property, including the services of other associates, for his or her own advantage or benefit,

➢	Use corporate letterhead paper when writing letters on personal or other matters not directly related to the Company’s business, because that practice uses the Company’s name and could expose the Company to potential liability for activities beyond the scope of his or her employment, or

➢	Make misrepresentations with respect to the capacity in which he or she represents the Company.
Insider Trading
One special aspect of dealing with corporate information is the potential use or misuse of “material inside information.” Material inside information means facts that have not been disclosed to the public that could influence a reasonable investor’s decision to buy or sell the Company’s stock or other securities. Information is nonpublic if it has not been disseminated in a manner making it available to investors generally. Examples of facts that could involve material inside information (until appropriate public disclosure has been made by the Company) include a change in dividend policy, a stock split, a merger, an acquisition, disposition or consolidation, changes in directors or senior executive officers, changes in control, sales and earnings information, or financial performance that is not generally expected or available on the basis of publicly known factors.
You may become aware of material inside information about Panera or about another company in the performance of your job. If so, you must hold that information in confidence and refrain from buying or selling (or influencing others to buy or sell) any stock or other securities of Panera or of the other company until the information is public. Buying or selling securities before the information is publicly disclosed is deemed to be “insider trading” unless the transaction is made pursuant to a binding contract, specific instruction or written plan you put in place before you became aware of the inside information. Disclosing the information to other persons could be “tipping”. Either of these actions could result in both civil and criminal liability for you, the party receiving the information, and the Company.

Panera Bread Company and its Affiliates
Standards of Business Conduct
Do not intentionally disclose material inside information to outsiders, under any circumstances, whether at meetings held as part of the business day, at informal after-hours discussions, or to friends or relatives. Also, do take precautions to prevent the disclosure of material inside information to others.
Associate Responsibilities
Each associate is charged with the responsibility for recognizing a situation in which a conflict of interest is present or might arise and for taking appropriate action to eliminate or prevent such conflict. Each associate must also avoid situations which might reasonably appear to be in conflict with the best interest of Panera and Panera’s stockholders.
Who to Contact with Questions or Concerns
Any associate who has a question as to conflicts of interest, or whether Panera should consent to any actual or potential conflict, should promptly contact Mark Hood or Neal Yanofsky.

Panera Bread Company and its Affiliates
Standards of Business Conduct
CONFIDENTIAL INFORMATION POLICY
Unauthorized disclosure or use of Company confidential information is prohibited both during and after employment. Information that is provided to associates, or as to which associates become aware, and information to which associates have access is only for use in performing job responsibilities. Associates may not share confidential information outside of the Company or use this information in any unauthorized way, including the actual reports themselves, copies of the reports, any form of written summary of any kind, verbal disclosures or pictures.
Confidential Information
Confidential information includes, among other things, technologies, recipes, formulas, processes, designs, business and financial data, marketing plans, and existing and future product information. All information pertaining to the Company’s business is confidential, proprietary and a protectable trade secret of Panera, except to the extent the Company has made any such information public through a press release or publicly filed report.
Associate Responsibilities
Confidential information should be treated as secret and not disclosed or used for unauthorized purposes, including, among other things, stored in a secure place, marked as confidential, and shredded when no longer needed. Confidential information should not, among other things, be left out where others can see it, sent to unattended fax machines or printers, or discussed where other may hear.
Each associate should exercise care to reduce the likelihood of unauthorized disclosures or use of confidential information. Associates should guard against even seemingly innocent or inadvertent disclosures to spouses, friends, and business associates.
Associates should properly safeguard documents at all times. For example, after a meeting, whether on or off Company premises, associates should not leave any written materials behind.
No associate should attempt to obtain confidential information that does not relate to his or her employment duties. Associates should treat all confidential information as confidential while they are employed and after their employment at Panera.
Company Records
Company policy is to retain its records only for as long as the records are being actively used, unless the law or business needs require longer retention. This policy applies to records maintained in all forms at the Company, including records kept in written and electronic form.

Panera Bread Company and its Affiliates
Standards of Business Conduct
Associates should not knowingly destroy or discard evidence. Records relevant to a legal action, investigation, audit, or other special circumstance should not be destroyed or discarded without the approval of the Company’s general counsel. If the Company receives a subpoena, a request for records, or other legal papers, or if we have reason to believe that such a request or demand is likely, the Company will instruct you to retain all records which are relevant to the matter and you should comply with such instructions. If you receive a request for information or other legal papers, you should notify the Company’s general counsel promptly.
Who to Contact with Questions or Concerns
Any associate who has a question as to whether an existing or potential issue exists related to confidential information should promptly contact Mark Hood or Neal Yanofsky.

Panera Bread Company and its Affiliates
Standards of Business Conduct
ACCOUNTING AND PAYMENT PRACTICES POLICY
Use of Company funds or other Company property for illegal, fraudulent, unethical, or otherwise improper purposes is prohibited.
Types of Improper Accounting or Payments
Some examples of improper practices include:
➢	Capitalizing costs that should be expensed,

➢	Recording expenses or income in the wrong period,

➢	Recording credits or charges that are not appropriately documented or approved,

➢	Misleading, or otherwise less-than-clear, financial disclosures,

➢	Disregarding the requirements of Company policies relating to financial reporting

➢	Bribery of public officials, including officials of foreign countries, and

➢	Creation or use of so-called “slush funds” (secret accounts of money diverted from corporate accounts or collected from corporate personnel which are used for political contributions, bribes or other improper or questionable purposes).
In many cases, the legal consequences for companies and individuals who have engaged in these practices have been extremely serious. Some have faced federal criminal prosecution, while others have been subjected to expensive, time-consuming civil actions brought by various governmental agencies and private parties.
This policy is intended to make absolutely clear that all such practices and all similar practices, whether legal or illegal, are prohibited.
The rules set forth below are not intended to be all-inclusive, but address areas of particular concern by way of example.
Accounting Practices
Panera requires full, fair, accurate, timely, and understandable recording and reporting of information. No undisclosed or unrecorded account or fund shall be established for any reason. No false or misleading entries shall be made in Panera’s books or records for any reason. No disbursement of corporate funds or other corporate property shall be made without supporting documentation or for any purpose other than as authorized. All transactions must be fully and completely documented and recorded in Panera’s books and records. All associates shall comply with accounting principles generally accepted in the United States and Panera’s internal controls at all times.

Panera Bread Company and its Affiliates
Standards of Business Conduct
Political Contributions
No Company funds or other Company property shall be used for political campaign contributions of any kind, whether within or without the United States.
Political activities must be conducted on your own time and using your own resources. The law does not permit the Company to compensate or reimburse associates for political contributions.
Payments to Government Personnel
Direct or indirect payments or gifts to government personnel from either Panera’s or private funds in furtherance of Panera business are prohibited, whether or not it is accepted practice in that country.
Foreign Representatives, Agents, and Consultants
Commission or fee arrangements shall be made only with firms or persons serving as bona fide commercial representatives, agents, or consultants. Such arrangements may not be entered into with any firm in which a government official or associate to the Company is known to have an interest unless the arrangement is permitted by applicable law and has been specifically approved by Mark Hood or Neal Yanofsky. All material commission and fee arrangements shall be by written contract. Any commission or fee must be reasonable and consistent with normal practice for the industry, the merchandise involved, and the services to be rendered. Payments shall not be made in cash.
Associate Responsibilities
An associate may not take any action or authorize any action that involves any illegal, unethical, or otherwise improper payment of money or anything else of value. An associate having information or knowledge of any unrecorded account or fund, of any false or misleading entry in Panera’s books or records, or other violation of Panera’s accounting and payment practices policy should promptly report the matter to Mark Hood or Neal Yanofsky.
Antitrust and Fair Competition
The antitrust laws of the United States are intended to promote vigorous competition in a free market. It is in Panera Bread Company’s best interest to promote free and open competition. Panera Bread Company must make its own business decisions, free from understandings or agreements with competitors that restrict competition. While it is beyond the scope of this policy to explain the antitrust laws in detail, Panera Bread Company considers compliance with these laws of vital importance. When in doubt about compliance with the antitrust laws, associates must seek the advice of the Company’s general counsel.

Panera Bread Company and its Affiliates
Standards of Business Conduct
Interaction with the Government and Service of Legal Documents
Panera Bread Company values its excellent relations with local, state, and federal governments and authorities. Panera Bread Company is committed to being a “good corporate citizen” and is proud of its record of service to the community.
Panera Bread Company values the communities where we do business. From time to time, associates may interact with local government officials and authorities. For example, a Panera Bread Company bakery-cafe may require a local permit or approval or a local health official may inspect a store. Panera Bread Company is committed to complying with applicable local laws, regulations and codes and to working fairly and honestly with local officials and authorities in our communities. In doing so, your actions must meet high ethical and legal standards. It is against Panera Bread Company’s policy (and may violate the law) to offer or make a payment or gift of any kind in order to facilitate a local process or to influence a local government official or authority.
A representative of the government may seek to interview you regarding Panera Bread Company’s business activities or your work at the Company. In such event, you and Panera Bread Company have the right to be represented by counsel. If you are contacted by a government agent or representative and asked to provide information, you should contact the Company’s general counsel.
Panera Bread Company’s policy is to deal honestly and fairly with government representatives and agents and to comply with valid governmental requests and processes. Associates must be truthful and straightforward in their dealings with the government and should not direct or encourage others to provide false or misleading information to any government agent or representative.
From time to time, government agents or representatives may seek to inspect Panera Bread Company’s bakery-cafes, fresh dough, or other facilities. If an inspector appears at your bakery-cafe, fresh dough, or other facility, promptly notify your manager.
If someone arrives unexpectedly at a bakery-cafe or other facility and attempts to serve legal papers, promptly notify your manager. Make sure all legal documents you receive are forwarded promptly to the Company’s general counsel.
If you need further information regarding this policy, please contact the Company’s general counsel or use the Ethics Hotline.

Panera Bread Company and its Affiliates
Standards of Business Conduct
REPORTING A VIOLATION, INVESTIGATION, AND REMEDIATION
A violation of the policies described in these Standards harms Panera and anyone with an economic interest in Panera, including stockholders and associates. A violation may also expose the associate and the Company to civil and/or criminal liability. Associates violating these policies are subject to disciplinary action, which may include termination. In addition, certain statutes require Panera’s Audit Committee to establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by associates of concerns regarding questionable accounting or auditing matters.
Taking action to prevent problems is part of the Panera culture. Each associate who knows of, or reasonably believes there is, a violation or possible violation of applicable laws or any of these Standards, should promptly report that information to Mark Hood or Neal Yanofsky. Alternatively, an associate may report the information either by name or anonymously by telephone to Ethics Hotline at 1-888-840-4151.
It is Company policy to promptly investigate each complaint alleging the violation of a law or these Standards and to effectively remedy the situation when a violation has occurred. Every manager is responsible for assisting Panera in implementing these policies, and every associate is expected to adhere to these Standards and applicable law both in practice and in spirit. It is all of our responsibility to ensure each of us is committed and dedicated to these Standards. No associate will suffer reprimand or retaliation in any way for reporting concerns in good faith. Panera will take corrective action and/or disciplinary action against anyone who retaliates, directly or indirectly, against an associate who reports a suspected violation of these Standards or the law.
Employees who make an anonymous report will be given a case number. This case number effectively shields the employee’s identity from management while providing the employee with the ability to call back to check on the status of the report or to provide additional information.
On receipt, the call will be reviewed and one of the following actions will be taken:
•	If the call relates to an accounting, internal accounting control or auditing matter and appears to be significant, the call report will be forwarded to the Chair of the Audit Committee (and other committee members if deemed necessary by the Chair) who will approve the investigation plan.

•	If the call relates to an accounting, internal accounting control or auditing matter and does not appear to be significant, an investigation will be conducted by Mark Hood or Neal Yanofsky and other resources as may be appropriate. If at any time the significance of the item changes, the investigation may be halted pending review with the Chair of the Audit Committee.

Panera Bread Company and its Affiliates
Standards of Business Conduct
IMPLEMENTATION AND ONGOING COMMUNICATION
Panera Bread Company takes seriously reports of possible violations of these Standards, the law, or the Company’s other policies. As appropriate, we will investigate and take action, including steps to prevent recurring problems.
Panera Bread Company’s Standards require all associates to follow the law and to act honestly and ethically in conducting the Company’s business. We are, of course, each responsible for our own conduct. No one has the authority to approve illegal acts, and an illegal act cannot be justified because a superior “ordered it.” Panera Bread Company’s Standards do not permit an associate to direct or encourage another associate to violate the law or to otherwise act improperly. If you are ever faced with this situation, contact Mark Hood or Neal Yanofsky or call the Ethics Hotline. Choose whatever reporting method you like, but please let us know.
Failure to comply with the law and these Standards can have severe consequences for the Company and the associates involved. Any associate who fails to meet these Standards or the law will be subject to discipline, which may include dismissal. Discipline also may be imposed if an associate fails to report violations of the Standards or the law, if an associate retaliates against another associate for reporting a violation or cooperating in an investigation, if an associate lies in making a report or in an investigation, if an associate directs or encourages improper or illegal conduct, or if the circumstances otherwise reflect inadequate behavior.
This is a serious matter. Actions that violate these Standards may also violate federal, state, or local laws. Such violations can subject the individuals involved to prosecution, imprisonment and fines. The Company may also be subject to prosecution and fines for associates’ improper conduct.
It is your personal responsibility to ensure you know, understand, and are compliant with these Standards.
The Company believes a commitment to integrity, acting honestly and ethically, and complying with the letter and spirit of the law are critical to Panera’s continued success. We are counting on each associate to do his or her part. Remember, please, do the right thing.